CONFIDENTIAL

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 5, 2019:

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018
“ALPS”	ALPS Distributors, Inc.
“Trust”	Pax World Funds Series Trust III

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		PAX WORLD FUNDS SERIES TRUST III

By:	/s/ Steven B. Price	By:	/s/ Joseph F. Keefe

Name:	Steven B. Price	Name:	Joseph F. Keefe

Title:	SVP and Director of Distribution Services	Title:	President and CEO

Distribution Agreement Amendment 1

Schedule A to this Amendment

Amendments

Effective as of December 5, 2019, the Existing Agreement is amended as follows:

1.	Section 4 of Exhibit 1 to the Existing Agreement shall be amended by adding the following sub-section:

“(m)	At the request and direction of the Trust, ALPS enters into agreements with financial intermediaries in connection with the sale of Fund shares (each, an “Intermediary Agreement”). ALPS will not be obligated to make payments to any such financial intermediaries unless ALPS has received an authorized payment from such applicable Fund, if subject to a distribution plan or other such plan approved by the Trust’s board of trustees, and/or the applicable Fund’s investment adviser. In addition, to the extent that ALPS is requested or required by the Trust to enter into Intermediary Agreements on behalf of the Trust, ALPS and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“ALPS Associates”) shall not be liable to the Trust for any action or inaction of any ALPS Associate except to the extent of Losses[1] resulting primarily from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’ duties, obligations, representations, warranties or indemnities under an Intermediary Agreement. Under no circumstances shall ALPS Associates be liable for Losses that are special or that represent lost profits, opportunity costs or diminution of value. The Trust shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to an Intermediary Agreement (“Claims”) unless such claims have resulted from the gross negligence, willful misconduct or fraud on the part of the ALPS Associate. Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Trust on a quarterly basis prior to the final disposition of such matter upon receipt by the Trust of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by the Trust of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.”

[1]	As used in this Agreement, the term “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.